Exhibit 10.2

MOTRICITY, INC.

THIRD AMENDMENT TO LETTER AGREEMENT

THIS THIRD AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made as of August 21, 2011 by and between Motricity, Inc. (the “Company”) and James R. Smith, Jr. (“Executive”).

WHEREAS, the Company and Executive have entered into that certain Offer Letter Agreement, dated January 8, 2009, as amended by the First Amendment thereto dated May 19, 2010 and the Second Amendment thereto dated April 19, 2011 (the “Agreement”).

WHEREAS, the Company and Executive now wish to amend the Agreement to reflect certain changes to the terms of Executive’s employment.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

FIRST: The section of the Agreement under the heading “Position” is hereby amended and restated in its entirety as follows:

“Your position will be Interim Chief Executive Officer reporting to the Company’s Board of Directors with the duties and responsibilities of an executive officer and such other duties and responsibilities as may be assigned and removed from time to time in the sole discretion of the Board.

SECOND: The section of the Agreement under the heading “Carve Out” is hereby removed in its entirety and hereafter of no further force and effect null and void ab initio.

THIRD: The Agreement is hereby amended by replacing the third paragraph of the section of the Agreement under the heading “Severance Pay” such that the definition of Good Reason reads in full as follows:

“For purposes of this Employment Agreement, “Good Reason” shall mean, without your consent: (i) a material diminution in your authority (including, without limitation, if you cease to serve as Interim Chief Executive Officer and are not appointed the permanent Chief Executive Officer), duties, annual base salary or responsibilities – for example, the Company takes an action that materially reduces the business model, size and/or complexity of the Company; (ii) any action or inaction that constitutes a material breach by the Company of this Employment Agreement; or (iii) a material change in the geographic location at which you perform your services; provided, however, that a restructuring of the Company’s operations or a sale or divestiture of a portion of the Company’s business shall not constitute Good Reason if you continue as the interim Chief Executive Officer or permanent Chief Executive Officer of the reorganized or remaining Company; provided, further, Good Reason shall not exist unless and until you satisfy the notice and cure period provisions set forth below. You must provide a notice of termination, to the Company within ninety (90) days of the initial existence of the condition, event or circumstance that constitutes Good Reason. Upon receipt of such notice, the Company shall have thirty (30) days during which it may remedy the condition, event or circumstance that constitutes Good Reason. If the Company remedies such condition, event or circumstance, then you shall not be entitled to terminate employment with the Company for Good Reason for that specific condition, event or circumstance.”

FOURTH: Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first written above.

MOTRICITY, INC.

By:	/s/ Chuck Scullion
Name:	Chuck Scullion
Title:	Chief Strategy and Administrative Officer

EXECUTIVE

/s/ James R. Smith, Jr.
James R. Smith, Jr.